Exhibit 99.1

SMTC Corporation	NEWS RELEASE
www.smtc.com investorrelations@smtc.com	Nasdaq: SMTX Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Thursday, May 12, 2005

SMTC Reports First Quarter Results

TORONTO – May 12, 2005 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $49.1 million for the first quarter ended April 3, 2005. This compares with revenue of $48.0 million for the previous quarter and $69.4 million for the quarter ended April 4, 2004. Revenue increased quarter over quarter by 2%, or approximately $1 million, the Company’s first sequential growth since 2003.

Gross profit for the first quarter of 2005 was $2.0 million, or 4.1% of revenue, compared with $1.5 million, or 3.1% of revenue, for the previous quarter and $6.8 million, or 9.9% of revenue, for the first quarter of 2004. Gross profit was affected by higher costs for training and resource retention as well as freight costs for transferring certain programs to the Company’s Mexico facility.

The net loss for the first quarter of 2005 was $2.6 million, or $0.18 per share, compared with a net loss of $3.2 million, or $0.22 per share, for the previous quarter and a net loss of $47,000, or $0.01 per share, for the same period last year.

“The first quarter was an important period for SMTC as the Company transitions to more significant growth commencing in the second quarter” stated John Caldwell, President and Chief Executive Officer. “Although overall first quarter results remain below satisfactory levels, the Company achieved modest revenue growth in what we believe is a typically soft quarter for the Company and the EMS industry. The loss for the quarter, while expected, was affected by higher costs for staffing and training in preparation for the expected ramp in volume next quarter. Importantly, in the quarter SMTC added several new customers as well as gained a number of new program wins with current customers.”

(1)	Expressed in U.S. dollars

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About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended
	April 3 2005	April 4, 2004
	(unaudited)	(unaudited)
Revenue	$49,110	$69,423

Cost of sales	47,109	62,576

Gross profit	2,001	6,847

Selling, general and administrative expenses	3,444	4,307
Amortization	—	1,172
Restructuring charges	62	—

Operating earnings (loss)	(1,505)	1,368

Interest	1,105	1,292

Earnings (loss) before income taxes	(2,610)	76

Income tax expense	33	123

Net loss	$(2,643)	$(47)

Net loss per share:
Basic	$(0.18)	$(0.01)
Diluted	$(0.18)	$(0.01)

Weighted average number of shares outstanding:
Basic	14,641,345	5,737,956
Diluted	14,641,345	5,737,956

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	April 3 2005	December 31, 2004
	(unaudited)
Accounts receivable	$21,333	$23,856
Inventories	33,391	33,025
Prepaid expenses	1,523	1,702

	56,247	58,583

Capital assets	26,963	29,269
Other assets	4,199	4,729
Deferred income taxes	135	135

	$87,544	$92,716

Accounts payable	$22,075	$25,943
Accrued liabilities	12,412	13,738
Income taxes payable	1,008	1,571
Current portion of long-term debt	3,800	3,800
Current portion of capital lease obligations	1,777	1,897

	41,072	46,949

Long-term debt	33,970	30,091
Capital lease obligations	1,011	1,542

Shareholders’ equity	11,491	14,134

	$87,544	$92,716

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